Exhibit 10.1

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of October 23, 2018 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), IRHYTHM TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.  This Agreement amends and restates in its entirety, and replaces, the terms of (and obligations outstanding under) that certain Second Amended and Restated Loan and Security Agreement between Borrower and Bank dated as of December 4, 2015, as amended by that certain First Loan Modification Agreement between Borrower and Bank dated as of August 22, 2016 (as amended, the “Prior Loan Agreement”).  The parties agree that the Prior Loan Agreement is hereby superseded and replaced in its entirety by this Agreement, and the parties agree as follows:

1ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP, provided that if at any time any change in GAAP would affect the computation of any financial covenant or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (a) such covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such financial covenant made before and after giving effect to such change in GAAP.  In addition, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a capital lease obligation under GAAP as in effect as of the date of this Agreement shall not be treated as a capital lease obligation solely as a result of the adoption of changes in GAAP.   Notwithstanding the foregoing, all financial covenant calculations shall be computed with respect to Borrower only, and not on a consolidated basis. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2LOAN AND TERMS OF PAYMENT

2.1Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.2Revolving Line.

(a)Availability.  Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount.  Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)Termination; Repayment.  The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.3Letters of Credit Sublimit.

(a)As part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account.  The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the lesser of (A) Eleven Million Dollars ($11,000,000.00) minus the sum of all amounts used for Cash Management Services, and (B) the lesser of the Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services), plus (ii) the cash collateral maintained in the CMMA Account.

(b)If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to one hundred three percent (103.0%) (if the Letter of Credit is denominated in Dollars) or one hundred five percent (105.0%) (if the Letter of Credit is denominated in a Foreign Currency), in each case of the aggregate Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or estimated by Bank to become due in connection therewith, to secure all of the Obligations relating to such Letters of Credit.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”).  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.  Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c)The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d)Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency.  If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

(e)To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10.0%) of the face amount of such Letter of Credit.  The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate.  The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.4Cash Management Services Sublimit.  Borrower may use the Revolving Line in an aggregate amount not to exceed the lesser of (A) Eleven Million Dollars ($11,000,000.00), minus (i) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and (B) the lesser of the Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances, minus (ii) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) plus (iii) the cash collateral maintained in the CMMA Account, for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”).  Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.5Term Loan Advance.

(a)Availability.  Subject to the terms and conditions of this Agreement, on the Effective Date Borrower shall request and Bank shall make one (1) term loan advance available to Borrower in the original principal amount of Thirty-Five Million Dollars ($35,000,000.00) (the “Term Loan Advance”); provided that, the proceeds of the Term Loan Advance shall be used to repay in full Borrower’s outstanding obligations and liabilities to BioPharma Secured Investments III Holdings Cayman LP  (“BioPharma”),  including, without limitation, obligations and liabilities outstanding under the BioPharma Loan Agreement (the “BioPharma Obligations”). Any

proceeds of the Term Loan Advance remaining after payment in full of the BioPharma Obligations shall be used for working capital and general corporate purposes.  After repayment, the Term Loan Advance (or any portion thereof) may not be reborrowed.

(b)Interest Payments. With respect to the Term Loan Advance, commencing on the first Payment Date following the Funding Date of such Term Loan Advance and continuing on the Payment Date of each month thereafter, Borrower shall make monthly payments of interest, in arrears, on the principal amount of the Term Loan Advance at the rate set forth in Section 2.7(a)(ii).

(c)Repayment.  Commencing on November 1, 2020 and continuing on each Payment Date thereafter, Borrower shall repay the Term Loan Advance in (i) thirty-six (36) equal consecutive monthly installments of principal, plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.7(a)(ii).  All outstanding principal and accrued and unpaid interest under the Term Loan Advance, and all other outstanding Obligations with respect to the Term Loan Advance, are due and payable in full on the Term Loan Maturity Date.

(d)Permitted Prepayment.  Borrower shall have the option to prepay all, but not less than all, of the Term Loan Advance, provided Borrower (i) delivers written notice to Bank of its election to prepay the Term Loan Advance at least five (5) Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advance, (B) the Prepayment Fee, (C) the Final Payment and (D) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.

(e)Mandatory Prepayment Upon an Acceleration.  If the Term Loan Advance is accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advance, (ii) the Prepayment Fee, (iii) the Final Payment and (iv) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.

2.6Overadvances.  If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), exceeds the lesser of either the Revolving Line or the Borrowing Base, plus the cash collateral maintained in the CMMA Account, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”); provided, however, so long as no Event of Default has occurred and is continuing and such Overadvance arises solely as a result of Bank’s reduction of the Borrowing Base percentage or adjustment of Eligible Accounts criteria in accordance with the terms set forth in the definition of “Borrowing Base” or “Eligible Accounts”, as applicable, in Section 13.1, and/or a change in the Letter of Credit Reserve percentage, Borrower shall have three (3) Business Days to either: (x) repay an Overadvance or (y) deposit, pledge, and maintain unrestricted and unencumbered cash (subject only to Liens in favor of Bank) in an amount equal to the Overadvance in the CMMA Account (which funds shall be maintained in the CMMA Account until the Borrower provides Bank with evidence, satisfactory to Bank in Bank’s sole and absolute discretion, that there has not been an Overadvance at any time during two (2) subsequent consecutive fiscal quarters).  Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.7Payment of Interest on the Credit Extensions.

(a)Interest Rate.

(i)Advances.  Subject to Section 2.7(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of (A) the Prime Rate and (B) five percent (5.00%), which interest shall be payable monthly in accordance with Section 2.7(d) below.

(ii)Term Loan Advance.  Subject to Section 2.7(b), the principal amount outstanding under the Term Loan Advance shall accrue interest at a floating per annum rate equal to the greater of (A) three-quarters of one percent (0.75%) below the Prime Rate and (B) four and one-quarter of one percent (4.25%), which interest shall be payable monthly in accordance with Section 2.7(d) below.

(b)Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percent (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”).  Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 2.7(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)Adjustment to Interest Rate.  Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)Payment; Interest Computation.  Interest is payable monthly on the Payment Date of each month and shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.  In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.8Fees.  Borrower shall pay to Bank:

(a)Anniversary Fee.  For each twelve (12) month anniversary of the Effective Date occurring prior to the Revolving Line Maturity Date, a fully earned, non-refundable anniversary fee (the “Anniversary Fees”) equal to fifteen-hundredths of one percent (0.15%) of the Revolving Line shall be fully earned as of the Effective Date and is due and payable on the earlier to occur of (i) each such twelve (12) month anniversary of the Effective Date, (ii) the termination of this Agreement or the Revolving Line, or (iii) the occurrence of an Event of Default;

(b)Letter of Credit Fees.  Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank;

(c)Termination Fee.  Upon termination of this Agreement or the termination of the Revolving Line for any reason prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, a termination fee in an amount equal to one percent (1.0%) of the Revolving Line (the “Termination Fee”); provided that no termination fee shall be charged if both (i) the credit facility hereunder is replaced with a new facility from Bank and (ii) no Event of Default has occurred;

(d)Prepayment Fee.  The Prepayment Fee, when due hereunder;

(e)Final Payment.  The Final Payment, when due hereunder; and

(f)Bank Expenses.  All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).

Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder.  Bank may deduct amounts owing by Borrower under the clauses of this Section 2.8 pursuant to the terms of Section 2.9(c).  Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.8.

2.9Payments; Application of Payments; Debit of Accounts.

(a)All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due.  Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)Bank has the exclusive right, subject to the terms of this Agreement, to determine the order and manner in which all payments with respect to the Obligations may be applied.  Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due.  These debits shall not constitute a set-off.

2.10Withholding.

(a)Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all Taxes except as required by any law (statutory or common), treaty, rule or regulation and other than in respect of Excluded Taxes. Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank (other than in respect of Excluded Taxes), Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction (other than in respect of Excluded Taxes), Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority.  Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested by Borrower in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower.  The agreements and obligations of Borrower contained in this Section 2.10 shall survive the termination of this Agreement.

(b)Bank shall deliver to Borrower, on or about the date of this Agreement, and thereafter upon the reasonable request of Borrower, executed copies of IRS Form W-9 certifying that Bank is exempt from U.S. federal backup withholding tax.  If any assignee of Bank’s rights under Section 12.2 of this Agreement is (i) not a “United States person” as defined in Section 7701(a)(30) of the IRC (such assignee, a “Non-U.S. Lender”), such Non-U.S. Lender shall, upon becoming party to this Agreement, to the extent that such Non-U.S. Lender is entitled to an exemption from U.S. withholding tax on interest, deliver to Borrower a complete and properly executed IRS Form W-8BEN-E, W-8BEN, W-8ECI or W-8IMY (including all required attachments), as appropriate, or any successor form prescribed by the IRS, certifying that such Non-U.S. Lender is entitled to such exemption from U.S. withholding tax on interest, or (ii) a “United States Person” as defined in Section 7701(a)(30) of the IRC (such assignee, a “U.S. Lender”), such U.S. Lender shall, upon becoming party to this Agreement, deliver to Borrower a complete and properly executed IRS Form W-9 or any successor form prescribed by the IRS, certifying that such U.S. Lender is exempt from U.S. federal backup withholding tax.  Notwithstanding Section 2.10(a) above, Borrower shall not be required to pay any additional amount to any Non-U.S. Lender or U.S. Lender under Section 2.10(a) if such Non-U.S. Lender or U.S. Lender fails or is unable to deliver the forms, certificates or other evidence described in the preceding sentence, unless such non-U.S. Lender's or U.S. Lender's, as applicable, failure or inability to deliver such forms is the result of any change in any applicable law, treaty or governmental rule, or any change in the interpretation thereof after such Non-U.S. Lender or U.S. Lender became a party to this Agreement. If a payment made to any Non-U.S. Lender under any Loan Document  would be subject to withholding Taxes imposed by FATCA if such Non-U.S. Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Non-U.S. Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with such Non-U.S. Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (b), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  Bank and each Non-U.S. Lender and each U.S. Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it will update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(c)Borrower shall maintain a register for the recordation in book entry form of the names and addresses of all Persons holding a beneficial interest in the right to make Credit Extensions or receive amounts from Borrower in respect of prior Credit Extensions made to Borrower hereunder, and principal amounts (and stated interest) of the outstanding Credit Extensions, in which each such Person has a beneficial interest from time to time (the “Register”), and Borrower shall record the name and address of each assignee of a beneficial interest under this Agreement and the other Loan Documents as soon as practicably possible after receipt of written notice of such assignment by Bank.  The entries in the Register shall be conclusive absent manifest error, and Borrower and Bank and their respective successors and assigns shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a beneficial owner of the right to receive amounts hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.   To the extent that Bank grants or sells participation rights in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under any Loan Documents, Bank shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register substantially similar in all respects to the Register (the “Participant Register”).  The Register and Participant Register is intended to cause the extensions of credit to Borrower under this Agreement to be at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the IRC and shall be interpreted and applied in a manner consistent with such intent.

(d)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.11Waived Fee.  Bank hereby waives Borrower’s obligation to pay the Bank the Termination Fee set forth in Section 2.6(b) of the Prior Loan Agreement (the “Waived Fees”) solely as a result of Borrower’s termination of the Prior Loan Agreement in connection with this Agreement.  Bank’s waiver of Borrower’s obligation to pay such fee shall apply only to the foregoing specific Waived Fee under the Prior Loan Agreement.

3CONDITIONS OF LOANS

3.1Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)Borrower’s duly executed signatures to the Loan Documents;

(b)the Borrower’s and the depository bank’s duly executed signatures to the Control Agreement(s), if any;

(c)the Operating Documents, a long-form good standing certificate of Borrower certified by the Secretary of State of the State of Delaware, and long-form good standing certificates (or the equivalent thereof) of Borrower certified by each of the Secretary of State of the State of Texas, the Secretary of State of the State of Illinois and the Secretary of State of the State of California;

(d)a duly executed secretary’s certificate of Borrower with respect to such Borrower’s Operating Documents, incumbency, specimen signatures and  Borrowing Resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(e)duly executed signature to a payoff letter from BioPharma;

(f)evidence that (i) the Liens securing Indebtedness owed by Borrower to BioPharma will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(g)certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(h)the Perfection Certificate of Borrower, together with the duly executed signature thereto;

(i)a legal opinion (authority and enforceability) of Borrower’s counsel dated as of the Effective Date together with the duly executed signature thereto;

(j)with respect to the initial Advance, the completion of the Initial Audit;

(k)with respect to the initial Advance, a completed Borrowing Base Report (and any schedules related thereto and including any other information requested by Bank with respect to Borrower’s Accounts); and

(l)payment of the fees and Bank Expenses then due as specified in Section 2.8 hereof.

3.2Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)timely receipt of (i) with respect to requests for Advances, the Credit Extension request and any materials and documents required by Section 3.4 and (ii) with respect to the request for the Term Loan Advance, an executed Payment/Advance Form and any materials and documents required by Section 3.4;

(b)the representations and warranties in this Agreement shall be true and correct in all material respects on the date of the Payment/Advance Form, and on the Funding Date of each Credit Extension;

provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)Bank determines to its satisfaction that there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, nor any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

3.3Covenant to Deliver.  Borrower shall deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension.  A Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4Procedures for Borrowing.

(a)Advances.  Subject to the prior satisfaction of all other applicable conditions to the making of an Advance (other under Sections 2.3 or 2.4) set forth in this Agreement, to obtain an Advance, Borrower (via an individual duly authorized by an Administrator) shall notify Bank (which notice shall be irrevocable) by electronic mail by 12:00 p.m. Pacific time on the Funding Date of the Advance.  Such notice shall be made by Borrower through Bank’s online banking program, provided, however, if Borrower is not utilizing Bank’s online banking program, then such notice shall be in a written format reasonably acceptable to Bank that is executed by an Authorized Signer.  Bank shall have received satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request Advances.  In connection with any such notification, Borrower must promptly deliver to Bank by electronic mail or through Bank’s online banking program such reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may reasonably request.  Bank shall credit proceeds of an Advance to the Designated Deposit Account.  Bank shall make Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Advances are necessary to meet Obligations which have become due.

(b)Term Loan Advance.  Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan Advance set forth in this Agreement, to obtain the Term Loan Advance, Borrower (via an individual duly authorized by an Administrator) shall notify Bank (which notice shall be irrevocable) by electronic mail by 12:00 noon Pacific time one (1) Business Day prior to the Funding Date of the Term Loan Advance.  Such notice shall be made by Borrower through Bank’s online banking program, provided, however, if Borrower is not utilizing Bank’s online banking program, then such notice shall be in a written format reasonably acceptable to Bank that is executed by an Authorized Signer.  Bank shall have received satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request the Term Loan Advance.  In connection with such notification, Borrower must promptly deliver to Bank by electronic mail or through Bank’s online banking program a completed Payment/Advance Form executed by an Authorized Signer together with such other reports and information, as Bank may reasonably request.  Bank shall credit proceeds of the Term Loan Advance to the Designated Deposit Account.  Bank shall make the Term Loan Advance under this Agreement based on instructions from an Authorized Signer or without instructions if the Term Loan Advance is necessary to meet Obligations which have become due.

4CREATION OF SECURITY INTEREST

4.1Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank.  Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations, any other obligations that, by their terms, are to survive the termination of this Agreement, and obligations under Bank Services Agreements which are cash collateralized or for which other arrangements have been made that are satisfactory to Bank in its sole and absolute discretion) are repaid in full in cash.  Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations, any other obligations that, by their terms, are to survive the termination of this Agreement, and obligations under Bank Services Agreements which are cash collateralized or for which other arrangements have been made that are satisfactory to Bank in its sole and absolute discretion) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.  In the event (x) all Obligations (other than inchoate indemnity obligations, any other obligations that, by their terms, are to survive the termination of this Agreement, and obligations under Bank Services Agreements which are cash collateralized or for which other arrangements have been made that are satisfactory to Bank in its sole and absolute discretion), are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein.  In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then one hundred three percent (103.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then one hundred five percent (105.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating  to such  Letters of Credit.

4.2Priority of Security Interest.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral.  The Collateral may also be subject to Permitted Liens.  If Borrower shall acquire a commercial tort claim with a value of at least Five Hundred Thousand Dollars ($500,000.00), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder.   Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5REPRESENTATIONS AND WARRANTIES

Except as disclosed in the Perfection Certificate or as Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent such updates are resulting from actions, transactions, circumstances or events not prohibited by the terms of this Agreement, Borrower represents and warrants as follows:

5.1Due Organization, Authorization; Power and Authority.  Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.  In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate” (the “Perfection Certificate”).  Borrower represents and warrants to Bank that, as set forth on the Perfection Certificate unless changed pursuant to a notification to Bank pursuant to Section 7.2: (a) Borrower’s exact legal name is that indicated on the Perfection

Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate in any material respect any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect and the filing of Uniform Commercial Code financing statements, filings with the United States Patent and Trademark Office and the United Stated Copyright Office), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2Collateral.  Borrower has good title to or rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith and Collateral Accounts permitted under Section 6.8(b).  The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 7.2.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Except as disclosed on the Perfection Certificate, Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate.  To Borrower’s knowledge, each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3Accounts Receivable.

(a)For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.

(b)All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all material respects what they purport to be.  All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Eligible Account Payor whose accounts are Eligible Accounts in any Borrowing Base Report.  To Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms, except to the extent the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting creditor’s rights generally and by equity principles (regardless of whether enforcement is sought in equity or at law).

5.4Litigation. Except as disclosed to Bank pursuant to Section 6.2(j), there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries in an amount involving more than, individually or in the aggregate, One Million Dollars ($1,000,000.00).

5.5Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the dates and for the periods presented (except, with respect to unaudited financial statements, subject to normal year-end adjustments and for the absence of footnotes).  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6Solvency.  The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts generally (including trade debts) as they mature.

5.7Regulatory Compliance.  Borrower is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.8Subsidiaries; Investments.  Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports (or validly filed extensions therefor), and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Two Hundred Fifty Thousand Dollars ($250,000.00).

To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely as working capital, to fund its general business requirements, to repay the BioPharma Obligations, and not for personal, family, household or agricultural purposes.

5.11Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank by Borrower, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank by Borrower, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in any material respects (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1Government Compliance.

(a)Except as permitted pursuant to Section 7.3, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b)Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of the Collateral.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2Financial Statements, Reports, Certificates. Provide Bank with the following:

(a) a Borrowing Base Report (and any schedules related thereto and including any other information requested by Bank with respect to Borrower’s Accounts) (i) within forty-five (45) days after the end of each fiscal quarter, or (ii) within seven (7) days after the end of each month when (A) a Streamline Period has not been in effect at any time during such month, or (B) Advances are outstanding at any time or an Advance request has been made during the period commencing on the first day of such month through and including the date that is seven (7) days after the last day of such month;

(b)within forty-five (45) days after the end of each fiscal quarter, (A) accounts receivable agings, aged by invoice date, (B) accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (C) reconciliations of accounts receivable agings (aged by invoice date), transaction reports and general ledger;

(c)as soon as available, and in any event within the later of (x) forty-five (45) days after the end of each of the first three fiscal quarters of Borrower in any fiscal year and (y) five (5) Business Days after filing with the SEC, company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such fiscal quarter certified by a Responsible Officer consistent with such quarterly financial statements submitted to the SEC (the “Quarterly Financial Statements”);

(d)within five (5) Business Days after the delivery of the Quarterly Financial Statements and the Annual Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such fiscal period, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request, including, without limitation, a statement that at the end of such fiscal period there were no held checks;

(e)within thirty (30) days after the end of each fiscal year of Borrower, and contemporaneously with any updates or amendments thereto, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) of Borrower, and (ii) annual financial projections (on a quarterly basis), in each case as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;

(f)as soon as available, and in any event within the later of (x) sixty-five (65) days following the end of Borrower’s fiscal year and (y) five (5) Business Days after the filing with the SEC, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (other than a qualification as to going concern typical for companies similar to Borrower) on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank (the “Annual Financial Statements”);

(g)within five (5) Business Days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be;

(h)within five (5) Business Days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(i)prompt written notice of any changes to the beneficial ownership information set out in Section 14 of the Perfection Certificate.  Borrower understands and acknowledges that Bank relies on such true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers;

(j)prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Seven Hundred Fifty Thousand Dollars ($750,000.00) or more; and

(k)promptly, from time to time, such other information regarding Borrower or compliance with the terms of any Loan Documents as reasonably requested by Bank.

Notwithstanding anything to the contrary herein or in any Loan Document, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at

Borrower’s website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents.

6.3Accounts Receivable.

(a)Schedules and Documents Relating to Accounts.  Borrower shall deliver to Bank Borrowing Base Reports and any schedules related thereto, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein.  If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts.  In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b)Disputes.  Borrower shall promptly notify Bank of all disputes or claims relating to Accounts which, individually or in the aggregate, exceed Five Hundred Thousand Dollars ($500,000.00).  Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base.

(c)Collection of Accounts.  After the expiration of the Transition Period, Borrower shall direct Account Debtors of Borrower to deliver or transmit all proceeds of Accounts (other than proceeds from Governmental Account Debtors making payments under Medicare or Medicaid) into a lockbox account, or such other “blocked account” as specified by Bank (either such account, the “Cash Collateral Account”).  In addition to the foregoing, Borrower shall at all times: (i) segregate all proceeds received from Governmental Account Debtors of Borrower making payments under Medicare or Medicaid from all other Account Debtors and (ii) instruct all Governmental Account Debtors of Borrower making payments under Medicare or Medicaid to deliver or transmit all proceeds into a separate segregated deposit account at Bank (the “Governmental Collateral Account”).  Borrower hereby instructs Bank (which instructions are revocable at the election of Borrower) to sweep, on a daily basis, all amounts deposited in the Governmental Collateral Account to the Cash Collateral Account as and when funds clear and become available.  Bank agrees and confirms that Borrower will have sole dominion and “control” (within the meaning of Section 9-104 of the UCC and the common law) over and Bank won’t have “control” over, the Governmental Collateral Account and all funds therein and the Bank disclaims any right of any nature whatsoever to control or otherwise direct or make any claims against the funds held in the Governmental Collateral Account from time to time. Whether or not an Event of Default has occurred and is continuing, Borrower shall promptly (within one (1) Business Day) deliver all payments on and proceeds of Accounts to the Cash Collateral Account.  Subject to Bank’s right to maintain a reserve pursuant to Section 6.3(d), all amounts received in the Cash Collateral Account shall be (i) when a Streamline Period is not in effect, applied to immediately reduce the Obligations under the Revolving Line (unless Bank, in its sole discretion, at times when an Event of Default exists, elects not to so apply such amounts), or (ii) so long as no Event of Default exists, transferred on a daily basis to Borrower’s operating account with Bank when a Streamline Period is in effect. Borrower hereby authorizes Bank to transfer to the Cash Collateral Account any amounts that Bank reasonably determines are proceeds of the Accounts (provided that Bank is under no obligation to do so and this allowance shall in no event relieve Borrower of its obligations hereunder).  For the avoidance of doubt, no proceeds of Accounts of any direct or indirect Foreign Subsidiary of Borrower shall be delivered or transmitted to the Cash Collateral Account.

(d)Reserves.   Notwithstanding any terms in this Agreement to the contrary, at times when an Event of Default exists, Bank may hold any proceeds of the Accounts and any amounts in the Cash Collateral Account that are not applied to the Obligations pursuant to Section 6.3(c) above (including amounts otherwise required to be transferred to Borrower’s operating account with Bank when a Streamline Period is in effect) as a reserve to be applied to any Obligations regardless of whether such Obligations are then due and payable.

(e)Returns.  Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower in excess of Seven Hundred Fifty Thousand Dollars ($750,000.00) individually  or in the aggregate, other than ambulatory cardiac monitors or other medical devices returned to Borrower by customers in the ordinary course of business, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank.  In the event any attempted return other than ambulatory cardiac monitors or other medical devices returned by customers in the ordinary course of business occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.

(f)Verifications; Confirmations; Credit Quality; Notifications.  Bank may, from time to time, (i) verify and confirm directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account and/or (ii) conduct a credit check of any Account Debtor to approve any such Account Debtor’s credit. Notwithstanding the foregoing, while no Event of Default has occurred and is continuing, Bank will notify Borrower prior to making direct contact with an Account Debtor.

(g)No Liability.  Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account.  Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4Reserved.

6.5Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports (or validly filed extensions therefor) and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof and taxes with respect to which the amount does not exceed the amount set forth in Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6Access to Collateral; Books and Records. At reasonable times, on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books.  Such inspections and audits shall be conducted no more often than twice every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall be conducted as frequently as Bank determines in its sole discretion that conditions warrant. The foregoing inspections and audits shall be conducted at Borrower’s expense and the charge therefor shall be One Thousand Dollars ($1,000.00) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.  In the event Borrower and Bank schedule an audit more than eight (8) days in advance, and Borrower cancels or seeks to or reschedules the audit with less than eight (8) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of Two Thousand Dollars ($2,000.00) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7Insurance.

(a)Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Bank.  All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee as its interests may appear.  All liability policies shall show, or have endorsements showing, Bank as an additional insured as its interest may appear.  Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.  Notwithstanding the foregoing, the commercial general liability insurance will include Bank as an additional insured only to the extent of liabilities falling within Borrower’s indemnity obligations pursuant to the terms of this Agreement.

(b)Ensure that proceeds payable under any insurance policy are, at Bank’s option, payable to Bank on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any insurance policy up to Five Million Dollars ($5,000,000.00) with respect to any loss or in the aggregate for all losses under all such policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired Collateral (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such insurance policy shall, at the option of Bank, be payable to Bank on account of the Obligations.

(c)At Bank’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments.  Each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank twenty (20) days prior written notice (or ten (10) days prior written notice in the case of failure to pay premiums) before any such policy or policies shall be materially altered or canceled.  If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8Accounts.

(a)Maintain all of its operating, depository and securities/investment accounts and the Cash Collateral Account with Bank and Bank’s Affiliates.  In addition, Borrower shall conduct all of its cash management, letters of credit, business credit cards, and merchant services banking with Bank and Bank’s Affiliates.  Notwithstanding the foregoing, Borrower shall be permitted to maintain one or more accounts outside of Bank and Bank’s Affiliates, provided that the maximum aggregate balance in such accounts (for all such accounts together) shall not exceed Three Million Dollars ($3,000,000.00) at any time (the “Permitted Accounts”).

(b)In addition to and without limiting the restrictions in (a), Borrower shall provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank.  The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such and (ii) the Permitted Accounts.

6.9Financial Covenants.  Maintain one or both (it being understood and agreed that the failure to maintain both of the following will not be an Event of Default hereunder) of the following:

(a)Liquidity Ratio.  Maintain at all times, to be reported as of the last day of each fiscal quarter, a Liquidity Ratio of equal to or greater than 1.25 to 1.00.

(b)Adjusted EBITDA.  Achieve, measured as of the last day of each fiscal quarter calculated on a trailing six (6) month basis, Adjusted EBITDA of at least Seven Million Dollars ($7,000,000.00).

6.10Protection of Intellectual Property Rights.

(a)(i) Protect, defend and maintain the validity and enforceability of its Intellectual Property material to its business; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent, unless in each case Borrower determines in its reasonable business judgment not to take such actions in order to protect its own business interests.

(b) Provide written notice to Bank within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).  Borrower shall take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.11Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12Online Banking.

              (a)Utilize Bank’s online banking platform for all matters reasonably requested by Bank which shall include, without limitation (and without request by Bank for the following matters), uploading information pertaining to Accounts and Account Debtors, requesting approval for exceptions, requesting Credit Extensions, and uploading financial statements and other reports required to be delivered by this Agreement (including, without limitation, those described in Section 6.2 of this Agreement).

(b)

Comply with the terms of Bank’s Online Banking Agreement as in effect from time to time and use commercially reasonable efforts to ensure that all persons utilizing Bank’s online banking platform are duly authorized to do so by an Administrator.  Bank shall be entitled to assume the authenticity, accuracy and completeness on any information, instruction or request for a Credit Extension submitted via Bank’s online banking platform and to further assume that any submissions or requests made via Bank’s online banking platform have been duly authorized by an Administrator.

6.13Formation or Acquisition of Subsidiaries.  Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower shall (a) cause any such new Domestic Subsidiary (other than any Foreign Subsidiary Holdco) with property and assets in an amount of at least Two Million Dollars ($2,000,000.00), to provide to Bank a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Domestic Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the Borrower’s direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank (provided, however, Borrower shall only pledge to Bank sixty-five percent (65.0%) of the issued and outstanding shares of capital stock owned by Borrower in any Foreign Subsidiary or Foreign Subsidiary Holdco which shares entitle the holder thereof to vote for directors or any other matter and no pledge shall be required to be made by any Foreign Subsidiary or Foreign Subsidiary Holdco) and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall be a Loan Document.

6.14Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

6.15Post-Closing Deliverables.  Use commercially reasonable efforts to deliver to Bank, on or before the date that is thirty (30) days after the Effective Date, in form and substance satisfactory to Bank in its sole discretion, a landlord’s consent in favor of Bank for each of the following leased locations of Borrower: (i) 2 Marriott Drive, Lincolnshire, Illinois 60069, and (ii) 11085 Knott Avenue Suite B & 11095 Knott Avenue Suite ABC, Cypress, California 90630.

7NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or necessary in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (e) consisting of Borrower’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; (g) of ambulatory cardiac monitors or other medical devices distributed to customers in the ordinary course of business; and (h) that are otherwise not permitted under this Section 7.1, in an amount not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate in any fiscal year.

7.2Changes in Business, Management, Control, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) fail to provide notice to Bank of any Key Person departing from or ceasing to be employed by Borrower within five (5) days after such Key Person’s departure from Borrower; or (d) permit or suffer any Change in Control.

Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Seven Hundred Fifty Thousand Dollars ($750,000.00) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Seven Hundred Fifty Thousand Dollars ($750,000.00) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organization type from a corporation to another entity type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Seven Hundred Fifty Thousand Dollars ($750,000.00) to a bailee or landlord at a location not already disclosed in the Perfection Certificate (including, without limitation, any new offices or business locations, including warehouses) and Bank and such third parties are not already parties to a bailee agreement or landlord consent, as applicable, governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower shall use commercially reasonable efforts to cause such landlord(s) or bailee(s) to execute and deliver a bailee agreement or landlord consent (as applicable) in form and substance reasonably acceptable to Bank. Notwithstanding the foregoing, no such written notice or bailee agreement shall be required in connection with the distribution of Borrower’s ambulatory cardiac monitors or other medical devices to customers in the ordinary course of business.

7.3Mergers or Acquisitions.  Except for Permitted Acquisitions, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. Notwithstanding the foregoing or anything in this Agreement to the contrary, (i) a Subsidiary may merge or consolidate into another Subsidiary or into

Borrower, (ii) any Subsidiary of Borrower may be dissolved or liquidated; provided that, if such Subsidiary is a co-borrower, the property and assets of such Subsidiary are distributed to Borrower or another co-borrower, and (iii) the Borrower and any of its Subsidiaries may form Subsidiaries and may make Investments in such Subsidiaries in amounts not to exceed the amounts permitted by Section 7.7 and the definition of Permitted Investments.

7.4Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5Encumbrance.  Except for Permitted Liens, create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so; except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein; or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower  from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s Intellectual Property, except (i) as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein and (ii) covenants with such restrictions in agreements, provided that such covenants do not prohibit or restrict Borrower from granting a security interest in Borrower’s Intellectual Property in favor of Bank, and provided further that the counter-parties to such covenants are not permitted to receive a security interest in Borrower’s Intellectual Property.

7.6Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

7.7Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may pay cash in lieu of the issuance of fractional shares in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000.00), (ii) Borrower may pay dividends solely in common stock, (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed Five Hundred Thousand Dollars ($500,000.00) per fiscal year, (iv) purchases or withholding of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or the vesting of restricted stock units or in connection with the satisfaction of withholding tax obligations, and (v) other dividends, distributions and payments in an aggregate amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00); or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so other than Permitted Investments.

7.8Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions (a) that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) pursuant to an agreement in existence at the time such Borrower or Subsidiary is acquired pursuant to a Permitted Acquisition or Permitted Investment, and (c) employee agreements or arrangements, indemnification agreements and compensation arrangements approved by the Board (or a committee thereof), and ordinary, customary and reasonable reimbursements of expenses of current officers, employees or directors, (d) the ordinary, customary and reasonable payment of fees and reimbursement of expenses or members of the Board, (e) equity or bridge financings with existing investors that are not otherwise prohibited by this Agreement and (f) transactions of the type permitted by Section 7 of this Agreement.

7.9Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.

7.10Compliance.  Become required to register as an “investment company” under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the

proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA, from occurring, or (c) comply with the Federal Fair Labor Standards Act, the failure of any of the conditions described in clauses (a) through (c) which could reasonably be expected to have a material adverse effect on Borrower’s business; or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date or the Term Loan Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.12, 6.13 or 6.15 or violates any covenant in Section 7 (provided, however, for Section 6.2 Borrower shall fail to cure such default within three (3) Business Days); or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3Material Adverse Change.  A Material Adverse Change occurs;

8.4Attachment; Levy; Restraint on Business.

(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) in excess of Five Hundred Thousand Dollars ($500,000.00) on deposit or otherwise maintained with Bank or any of Bank’s Affiliates, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5Insolvency.  (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6Other Agreements.  There is, under any agreement to which Borrower is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually of Five Hundred Thousand Dollars ($500,000.00) or in the aggregate in excess of One Million Dollars ($1,000,000.00); or (b) any breach or default by Borrower, the result of which could reasonably be expected to have a material adverse effect on Borrower’s business;

8.7Judgments; Penalties.  One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount in excess of One Million Dollars ($1,000,000.00) individually, or in excess of Two Million Dollars ($2,000,000.00) in the aggregate (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9Subordinated Debt.  Any document, instrument, subordination or intercreditor agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement; or

8.10[Reserved.]

8.11Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) materially adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

9BANK’S RIGHTS AND REMEDIES

9.1Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a)declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)demand that Borrower (i) deposit cash with Bank in an amount equal to (A) one hundred three percent (103.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in Dollars remaining undrawn, and (B) one hundred five percent (105.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)terminate any FX Contracts;

(e)verify the amount of, demand payment of and performance under, and collect any Accounts and Payment Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds.  Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(f)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)apply to the Obligations any (i) balances and deposits of Borrower it holds which constitute Collateral, or (ii) amount held by Bank owing to or for the credit or the account of Borrower constituting Collateral;

(h)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)place a “hold” on any account maintained with Bank and/or to the extent it constitutes Collateral, deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)demand and receive possession of Borrower’s Books; and

(k)exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2Power of Attorney.  Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) to the extent it constitutes Collateral, endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (b) to the extent it constitutes Collateral, sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) to the extent it constitutes Collateral, demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses) for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits.  Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until the Loan Documents have been terminated in accordance with Section 12.1.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until the Loan Documents have been terminated in accordance with Section 12.1.

9.3Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4Application of Payments and Proceeds.  If an Event of Default has occurred and is continuing (or at any time on the terms set forth in Section 6.3(c), regardless of whether an Event of Default exists), Bank shall have the right to apply in any order any funds constituting Collateral in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations.  Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If Bank, in its good faith business judgment, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:iRhythm Technologies, Inc.
650 Townsend Street, Suite 500
San Francisco, CA  94103
Attn:  Nahyion Kim
Fax: (415) 632-5701
Email:  nkim@irhythmtech.com

with a copies to:iRhythm Technologies, Inc.
650 Townsend Street, Suite 500
San Francisco, CA  94103
Attn:  Matthew Garrett
Fax: (415) 632-5701
Email:  mgarrett@irhythmtech.com

Wilson, Sonsini, Goodrich and Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304-1050
Attn: Philip Oettinger
Fax: (650) 493-6811
Email: poettinger@wsgr.com

If to Bank:	Silicon Valley Bank 505 Howard Street, 3rd Floor San Francisco, California 94105 Attn: Shawn Parry Email: SParry@svb.com

with a copy to:Riemer & Braunstein LLP
One Center Plaza
Boston, Massachusetts  02108
Attn:David A. Ephraim, Esquire
Fax:(617) 880-3456
Email:DEphraim@riemerlaw.com

11CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 11 shall survive the termination of this Agreement.

12GENERAL PROVISIONS

12.1Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations, any other obligations that, by their terms, are to survive the termination of this Agreement, and obligations under Bank Services Agreements which are cash collateralized or for which other arrangements have been made that are satisfactory to Bank in its sole and absolute discretion) have been satisfied.  So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations that, by their terms, are to survive the termination of this Agreement, and obligations under Bank Services Agreements which are cash collateralized in accordance with Section 4.1 of this Agreement or for which other arrangements have been made that are satisfactory to Bank in its sole and absolute discretion), this Agreement may be terminated prior to the Revolving Line Maturity Date and the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank.  Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.3Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against:  (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower in connection with the transactions contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.5Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction.  In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.

12.7Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  This Agreement amends and restates the terms of the Prior Loan Agreement. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents. Any financing statement filed in connection with the Prior Loan Agreement remains in effect to perfect the Lien of Bank in the Collateral.

12.8Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”) provided that such Bank Entities shall agree to be bound by the confidentiality provisions set forth in this Section 12.9; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank through no fault of Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.16

Amended and Restated Agreement.  This Agreement amends and restates, in its entirety, and replaces, the Prior Loan Agreement.  This Agreement is not intended to, and does not, novate the Prior Loan Agreement and Borrower reaffirms that the existing security interest created by the Prior Loan Agreement is and remains in full force and effect.  In addition, Borrower hereby acknowledges and agrees that nothing in this Section 12.16 or anywhere in this Agreement shall be deemed or otherwise construed as a waiver by Bank of any of its rights and remedies pursuant to the Prior Loan Agreement, applicable law or otherwise.

13DEFINITIONS

13.1Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Acquisition” means (a) any Stock Acquisition, or (b) any Asset Acquisition.

“Adjusted EBITDA” shall mean, EBITDA minus unfunded capital expenditures.

“Administrator” is an individual that is named:

(a)

as an “Administrator” in the “SVB Online Services” form completed by Borrower with the authority to determine who will be authorized to use SVB Online Services (as defined in Bank’s Online Banking Agreement as in effect from time to time) on behalf of Borrower; and

(b)	as an Authorized Signer of Borrower in an approval by the Board.

“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.  For purposes of the definition of Eligible Accounts, Affiliate shall include a Specified Affiliate.

“Agreement” is defined in the preamble hereof.

“Anniversary Fees” is defined in Section 2.8(a).

“Annual Financial Statements” is defined in Section 6.2(f).

“Asset Acquisition” means, with respect to Borrower or any of its Subsidiaries: (a) any purchase, inbound license or other acquisition of all or substantially all of the assets of any other Person (or of any business or division of any other Person); or (b) any other purchase, inbound license or other acquisition of any property or assets of any other Person for any purpose other than any such purchase or acquisition of property or assets for administrative expenses and other ordinary course operating expenses; provided, that, for the avoidance of doubt, “Asset Acquisition” includes any co-promotion or co-marketing arrangement.

“Asset-Based Threshold” means, as of the date of determination, the sum of, (a) the aggregate amount of Borrower’s unrestricted and unencumbered (subject only to Liens in favor of Bank) cash and Cash Equivalents in accounts maintained with Bank or its Affiliates and (b) the Availability Amount, is in an amount equal to or greater than Fifty Million Dollars ($50,000,000.00).

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the aggregate Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) any amounts used for Cash Management Services, minus (d) the outstanding principal balance of any Advances, and plus (e) the cash collateral maintained in the CMMA Account.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Bank Services”  are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”) and shall include, without limitation, any Letters of Credit pursuant to Section 2.3 and Cash Management Services pursuant to Section 2.4.

“Bank Services Agreement” is defined in the definition of Bank Services.

“BioPharma” is defined in Section 2.5(a).

“BioPharma Loan Agreement” is that certain Loan Agreement by and between Borrower and BioPharma Security Investments III Holdings Cayman LP dated as of December 4, 2015, as amended, restated, or otherwise modified.

“BioPharma Obligations” is defined in Section 2.5(a).

“Board” is Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is seventy-five percent (75.0%) of Borrower’s Net Collectable Value, as determined by Bank from Borrower’s most recent Borrowing Base Report; provided, however, that Bank, upon prior written notice to Borrower, has the right to decrease the foregoing percentage in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.

“Borrowing Base Report” is that certain report of the value of certain Collateral in the form specified by Bank to Borrower from time to time.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Collateral Account” is defined in Section 6.3(c).

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” is defined in Section 2.4.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of forty-nine percent (49.0%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; or (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Claims” is defined in Section 12.3.

“CMMA Account” is that certain separate, segregate account in the name of Borrower maintained at Bank with account number ending in 513 securing the Borrower’s reimbursement obligations to Bank with respect to any Overadvance or Overadvances.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, any Overadvance, any Letter of Credit, any amount utilized for Cash Management Services, the Term Loan Advance, or any other extension of credit by Bank for Borrower’s benefit.

“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.

“Default Rate” is defined in Section 2.7(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the account number ending 379 (last three digits) maintained by Borrower with Bank (provided, however, if no such account number is included, then the Designated Deposit Account shall be any deposit account of Borrower maintained with Bank as chosen by Bank).

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” shall mean, (a) Net Income, plus (b) to the extent deducted in the calculation of Net Income, (i) Interest Expense, and (ii) depreciation expense and amortization expense, plus (iii) income tax expense, plus (iv) non-cash stock compensation expense.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” means Accounts owing to Borrower which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3, that have been, at the option of Bank, confirmed in accordance with Section 6.3(f) of this Agreement, and are due and owing from Eligible Account Payor deemed creditworthy by Bank in its good faith business judgment.  Bank reserves the right at any time after the Effective Date, upon prior written notice to Borrower and consultation with Borrower, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment.  Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a)Accounts (i) for which the Eligible Account Payor is Borrower’s Affiliate, officer, employee, investor, or agent, or (ii) that are intercompany Accounts;

(b)Accounts that the Eligible Account Payor has not paid within one hundred eighty (180) days of invoice date regardless of invoice payment period terms;

(c)Accounts with credit balances over one hundred eighty (180) days from invoice date (but only to the extent of such portion of such Account with credit balances over one hundred eighty (180) days from invoice date);

(d)[Reserved];

(e)Accounts owing from an Eligible Account Payor (i) which does not have its principal place of business in the United States or (ii) whose billing address (as set forth in the applicable invoice for such Account) is not in the United States, except in the case of both (i) and (ii) for Eligible Foreign Accounts; provided, that the aggregate amount of Eligible Foreign Accounts included in the Borrowing Base at any time shall not exceed an amount equal to twenty percent (20.0%) (for all such Eligible Foreign Accounts together) of all amounts included in the Borrowing Base at such time;

(f)Accounts billed from and/or payable to Borrower at a location outside of the United States (sometimes called foreign invoiced accounts);

(g)Accounts in which Bank does not have a first priority, perfected security interest under all applicable laws;

(h)Accounts billed and/or payable in a Currency other than Dollars;

(i)Accounts owing from an Eligible Account Payor to the extent that Borrower is indebted or obligated in any manner to the Eligible Account Payor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(j)Accounts with or in respect of accruals for marketing allowances, incentive rebates, price protection, cooperative advertising and other similar marketing credits, unless otherwise approved by Bank in writing;

(k)Accounts owing from an Eligible Account Payor which is a United States government entity or any department, agency, or instrumentality thereof unless (i) Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended, provided that such Accounts may be included in an aggregate amount of up to One Million Five Hundred Thousand Dollars ($1,500,000.00) of the Borrowing Base without such assignment, or (ii) such Accounts are owing from the Centers for Medicare and Medicaid Services;

(l)Accounts with customer deposits and/or with respect to which Borrower has received an upfront payment, to the extent of such customer deposit and/or upfront payment;

(m)Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Eligible Account Payor’s payment may be conditional;

(n)Accounts owing from an Eligible Account Payor where goods or services have not yet been rendered to the Eligible Account Payor (sometimes called memo billings or pre-billings);

(o)Accounts subject to contractual arrangements between Borrower and an Eligible Account Payor where payments shall be scheduled or due according to completion or fulfillment requirements (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(p)Accounts owing from an Eligible Account Payor the amount of which may be subject to withholding based on the Eligible Account Payor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(q)Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(r)Accounts owing from an Eligible Account Payor that has been invoiced for goods that have not been shipped to the Eligible Account Payor unless Bank, Borrower, and the Eligible Account Payor have entered into an agreement acceptable to Bank wherein the Eligible Account Payor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(s)Accounts for which the Eligible Account Payor has not been invoiced;

(t)Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(u)[Reserved];

(v)Accounts arising from chargebacks, debit memos or other payment deductions taken by an Eligible Account Payor;

(w)Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(x)Accounts in which the Eligible Account Payor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Eligible Account Payor is subject to an Insolvency Proceeding (whether voluntary or involuntary), or becomes insolvent, or goes out of business;

(y)Accounts owing from an Eligible Account Payor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(z)Accounts owing from an Eligible Account Payor, whose total obligations to Borrower exceed twenty-five percent (25.0%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing; and

(aa)Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Eligible Account Payor” are Account Debtors or third party payors.

“Eligible Foreign Accounts” means Accounts owing from an Eligible Account Payor that both (a) but for subsection (e) of the definition of Eligible Accounts, are Eligible Accounts, and (b) have been approved by Bank in writing on a case by case basis in Bank’s sole discretion.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in such Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire (by purchase, conversion, dividend, distribution or otherwise) any of the foregoing (and all other rights, powers, privileges, interests, claims and other property in any manner arising therefrom or relating thereto).

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Bank (or any assignee or successor thereto) or required to be withheld or deducted from a payment to Bank (or any assignee or successor thereto): (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of Bank (or any assignee or successor thereto) being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Bank (or any assignee or successor thereto) with respect to an applicable interest in Credit Extension or a Term Loan Advance pursuant to a law in effect on the date on which Bank (or any assignee or successor thereto), as applicable, (i) acquires such interest in the Credit Extension or Term Loan Advance or (ii) changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such predecessor or assignor immediately before such successor or assign became a party hereto or to Bank (or any assignee or successor thereto) immediately before it changed its lending office, and (c) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the IRC.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) equal to One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00), due on the earliest to occur of (a) the Term Loan Maturity Date, (b) as required pursuant to Section 2.5(d) or 2.5(e), (c) the repayment in full of the Term Loan Advance or (d) the termination of this Agreement.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means (i) any Domestic Subsidiary all the assets (except for cash and other assets with an aggregate fair market value of up to Ten Thousand Dollars ($10,000.00)) of which are Equity Interests in (or such Equity Interests and Indebtedness owed or treated as owed by) one or more Foreign Subsidiaries or (ii) Domestic Subsidiaries otherwise described in clause (i) of this definition.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Account Debtors” means Medicare, Medicaid, any state health plan adopted pursuant to Title XIX of the Social Security Act, any other state or federal health care program and any other Governmental Authority which presently or in the future maintains a third party payor program.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Governmental Collateral Account” is defined in Section 6.3(c).

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Initial Audit” is Bank’s inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books, with results satisfactory to Bank in its sole and absolute discretion.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)its Copyrights, Trademarks and Patents;

(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c)any and all source code;

(d)any and all design rights which may be available to such Person;

(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IRC” means the U.S. Internal Revenue Code of 1986, as amended.

“IRS” means the U.S. Internal Revenue Service.

“Key Person” is each of Borrower’s (a) Chief Executive Officer, who is Kevin M. King as of the Effective Date, and (b) Chief Financial Officer, who is Matthew C. Garrett as of the Effective Date.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.3.

“Letter of Credit Application” is defined in Section 2.3(b).

“Letter of Credit Reserve” is defined in Section 2.3(e).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity Ratio” is, at any time, the ratio of (a) the sum of (i) the aggregate amount of Borrower’s  unrestricted and unencumbered (subject only to Liens in favor of Bank) cash and Cash Equivalents held at such time by Borrower in accounts maintained with Bank or its Affiliates (other than the Governmental Collateral Account), plus (ii) the Availability Amount, to (b) the outstanding principal amount of the Term Loan Advance.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, any Bank Services Agreement, Perfection Certificate, Control Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement by Borrower with or for the benefit of Bank in connection with the Loan Documents, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or financial condition of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a substantial likelihood that Borrower shall fail to comply with both of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Net Collectable Value” is the value of Borrower’s unpaid Eligible Accounts, minus bad debt allowances, contra allowances and other standard ineligibles, as determined by Bank in its sole discretion.

“Net Income” means, for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower for such period taken as a single accounting period.

“Non-U.S. Lender” is defined in Section 2.10(b).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Termination Fee, the Prepayment Fee, the Anniversary Fees, the Final Payment, and other amounts Borrower owes Bank now or later, under this Agreement, and the other Loan Documents, and all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents; provided, however, that Obligations shall not include any obligations of Borrower with respect to any warrants or other equity securities issued to Bank, or any agreements governing the rights of Bank with respect to such warrants or other equity securities.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means, with respect to Bank (or any assignee or successor thereto), Taxes imposed as a result of a present or former connection between Bank (or any assignee or successor thereto) and the jurisdiction imposing such Tax (other than connections arising solely from Bank (or any assignee or successor thereto) having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Credit Extension, Term Loan Advance or Loan Document).

“Overadvance” is defined in Section 2.6.

“Participant Register” is defined in Section 2.10(c).

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form in the form attached hereto as Exhibit C.

“Payment Date” is (a) with respect to the Term Loan Advance, the first (1st) calendar day of each month and (b) with respect to Advances, the last calendar day of each month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Accounts” is defined in Section 6.8(a).

“Permitted Acquisition” means any Acquisition by Borrower or any Subsidiary of Borrower, disclosed to Bank, provided that each of the following shall be applicable to any such Acquisition:

(a)no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b)the total cash consideration payable for all such Acquisitions does not exceed Five Million Dollars ($5,000,000.00) and the total non-cash consideration payable for all such Acquisitions does not exceed Fifteen Million Dollars ($15,000,000.00);

(c)the assets being acquired or licensed, or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, (x) the same or a related line of business as that then-conducted by Borrower or its Subsidiaries or (y) a line of business that is ancillary to and in furtherance of a line of business as that then-conducted by Borrower or its Subsidiaries, including, in each case, digital health and services line of business;

(d)in the case of an Asset Acquisition, the subject assets are being acquired or licensed by Borrower or a Subsidiary of Borrower, and the applicable Person shall have executed and delivered or authorized, as applicable, any and all security agreements, financing statements, fixture filings, and other documentation reasonably requested by Bank in order to include the newly acquired or licensed assets within the Collateral;

(e)in the case of a Stock Acquisition, (1) the subject Equity Interests are being acquired in such Acquisition directly by Borrower or its Subsidiary, and (2) Borrower or its Subsidiary shall have complied with their obligations under Section 6.13;

(f)any Indebtedness or Liens assumed in connection with such Acquisition are otherwise permitted under Section 7.4 or 7.5, respectively;

(g)such Acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Borrower or any of its Subsidiaries;

(h)Borrower shall have delivered (A) projections for the Person whose Equity Interests or assets are proposed to be acquired or, in the case of an applicable co-promotion or co-marketing arrangement, for the product that is the subject of such arrangement, (B) updated pro forma projections for Borrower and its Subsidiaries evidencing compliance on a pro forma basis with Section 6.9 for the twelve (12) calendar months following the date of such Acquisition (on a quarter-by-quarter basis), and (C) an updated Perfection Certificate and, to the extent applicable, updates to each Loan Document, in each case solely with respect to such Acquisition (and if and only to the extent not prohibited by the terms hereof or thereof), as applicable; provided, that in no event may the Perfection Certificate or any such Loan Document be updated in a manner that would reflect or evidence an Event of Default (with or without such update); and

(i)at least five (5) Business Days prior to the proposed date of consummation of such Acquisition, Borrower shall have delivered to Bank an officer’s certificate signed by a Responsible Officer of Borrower certifying that (A) such Acquisition complies with this definition of “Permitted Acquisition” (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such Acquisition could not reasonably be expected to result in a Material Adverse Change.

“Permitted Indebtedness” is:

(a)Indebtedness to Bank or Bank’s successors and assigns;

(b)Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;

(c)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(d)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(e)Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(f)other Indebtedness not otherwise permitted by Section 7.4 not exceeding Five Hundred Thousand Dollars ($500,000.00) in the aggregate outstanding at any time;

(g)Indebtedness with respect to surety bonds and similar obligations arising in the ordinary course of business;

(h)Indebtedness that constitutes a Permitted Investment;

(i)Indebtedness of Subsidiaries of Borrower which are not co-borrowers under this Agreement in an aggregate amount not to exceed Two Million Dollars ($2,000,000.00) at any time outstanding;

(j)Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Borrower or any of its Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person, in each case, in the ordinary course of business;

(k)Indebtedness in respect of netting services or overdraft protection in connection with deposit or securities accounts in the ordinary course of business;

(l)unsecured Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) of Borrower after the Effective Date, or Indebtedness of any Person that is assumed after the Effective Date by any Subsidiary in connection with a Permitted Acquisition, provided that such Indebtedness shall constitute Subordinated Debt;

(m)Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(n)Indebtedness consisting of unsecured guarantees by Borrower of Permitted Indebtedness;

(o)Subordinated Debt; and

(p)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (o) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b)(i) Investments consisting of Cash Equivalents and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank;

(c)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)Investments consisting of deposit accounts and securities accounts, subject to the terms of Section 6.8 hereof;

(e)Investments accepted in connection with Transfers permitted by Section 7.1 and intercompany Investments in connection with Transfers permitted by Section 7.1;

(f)Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(g)Investments (i) by Borrower in Subsidiaries not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year and (ii) by Subsidiaries in other Subsidiaries or in Borrower;

(h)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board;

(i)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary;

(k)joint ventures or strategic alliances consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed Two Million Dollars ($2,000,000.00) in the aggregate in any fiscal year;

(l)Investments required in connection with a Permitted Acquisition (including the formation of any Subsidiary for the purpose of effectuating such Permitted Acquisition, the capitalization of such Subsidiary whether by capital contribution or intercompany loans, in each case, to the extent permitted by the terms of this Agreement, related Investments in Subsidiaries necessary to consummate such Permitted Acquisition, and the receipt of any non-cash consideration in a Permitted Acquisition);

(m)Investments by (i) any Subsidiary of Borrower which is not a co-borrower under this Agreement in any Subsidiary which is a Borrower under this Agreement, (ii) any Subsidiary of Borrower which is not a co-borrower under this Agreement in another Subsidiary of Borrower which is not a co-borrower under this Agreement, (iii)  Borrower or any co-borrower under this Agreement to Borrower or any co-Borrower under this Agreement, and (iv) Borrower or any co-Borrower under this Agreement to any Subsidiary which is not a co-borrower under this Agreement in an amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00) in the aggregate at any time outstanding during any twelve (12) month period;

(n)other Investments not otherwise permitted by Section 7.7 not exceeding (valued at the time of the making thereof) Two Million Dollars ($2,000,000.00) in the aggregate during any twelve (12) month period; and

(o)Permitted Acquisitions;

provided, however, that, none of the foregoing Investments shall be a Permitted Investment if any Indebtedness or Liens assumed in connection with such Investment are not otherwise permitted under Section 7.4 or 7.5, respectively.

“Permitted Liens” are:

(a)Liens existing on the Effective Date and shown on the Perfection Certificate in favor of Bank or Bank’s successors and assigns;

(b)Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)purchase money Liens and capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; provided, however, with respect to landlords, Borrower shall be required to comply with the second to last sentence of Section 7.2 hereof;

(e)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h)non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(i)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j)Liens securing Subordinated Debt so long as (i) such Liens are subordinated to Bank’s Liens on terms acceptable to Bank and (ii) such Liens do not cover any property not subject to Bank’s Liens;

(k)deposits to secure the performance of bids, tenders, contracts (other than the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds arising in the ordinary course of business;

(l)Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts to the extent required pursuant to the terms of Section 6.8(b) hereof.

(m)subject to Section 7.2, statutory or common law Liens of landlords;

(n)Liens on earnest money deposits in connection with any Permitted Acquisition or other acquisition of property not prohibited hereunder;

(o)any interest or title of a lessor or sublessor under any lease permitted by this Agreement, provided that such interest or title is subordinate to Bank’s interest;

(p)Liens arising out of a conditional sale, title retention, consignment or similar arrangements for the sale of Product entered into by Borrower or any Subsidiary of Borrower with a physician or hospital in the ordinary course of business; and

(q)Liens on the property of a Subsidiary which is not a co-borrower under this Agreement securing Indebtedness of such Subsidiary permitted hereunder.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” shall be an additional fee payable to Bank with respect to the Term Loan Advance, in an amount equal to:

(r)for a prepayment made on or prior to October 23, 2019, three percent (3.0%) of the then outstanding principal amount of the Term Loan Advance as of the date immediately prior to such prepayment;

(s)for a prepayment made after October 23, 2019, but on or prior to October 23, 2020, two percent (2.0%) of the then outstanding principal amount of the Term Loan Advance as of the date immediately prior to such prepayment; and

(t)for a prepayment made after October 23, 2020, but prior to the Term Loan Maturity Date, one percent (1.0%) of the then outstanding principal amount of the Term Loan Advance as of the date immediately prior to such prepayment.

Notwithstanding the foregoing, Bank agrees to waive the Prepayment Fee and no Prepayment Fee is due if both (a) Bank closes on a refinance and re-documentation of the Term Loan Advance (in its sole and absolute discretion) on or prior to the Term Loan Maturity Date and (b) no Event of Default has occurred..

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Prior Loan Agreement” is defined in the preamble hereof.

“Quarterly Financial Statements” is defined in Section 6.2(c).

“Register” is defined in Section 2.10(c).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank's reasonable belief that any collateral report or financial information furnished by or on behalf of Borrower to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other material agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower in a manner enforceable under applicable law from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.

“Revolving Line” is an aggregate principal amount equal to Twenty-Five Million Dollars ($25,000,000.00).

“Revolving Line Maturity Date” is August 1, 2023.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Specified Affiliate” is any Person (a) more than ten percent (10.0%) of whose aggregate issued and outstanding equity or ownership securities or interests, voting, non-voting or both, are owned or held directly or indirectly, beneficially or of record, by Borrower, and/or (b) whose equity or ownership securities or interests representing more than ten percent (10.0%) of such Person’s total outstanding combined voting power are owned or held directly or indirectly, beneficially or of record, by Borrower.

“Stock Acquisition” means the purchase or other acquisition by Borrower or any of its Subsidiaries of all of the Equity Interests (by merger, stock purchase or otherwise) of any other Person.

“Streamline Period” is, on and after the Effective Date, provided no Event of Default has occurred and is continuing, the period (a) commencing on the first day of the month following the day that Borrower provides to Bank a written report that Borrower has, at all times during the immediately preceding calendar month maintained the Asset-Based Threshold, as determined by Bank in its discretion; and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, and (ii) the first day thereafter in which Borrower fails to maintain the Asset-Based Threshold, as determined by Bank in its discretion.  Upon the termination of a Streamline Period, Borrower must maintain the Asset-Based Threshold at all times for one (1) fiscal quarter as determined by Bank in its discretion, prior to entering into a subsequent Streamline Period.  Borrower shall give Bank prior written notice of Borrower’s election to enter into any such Streamline Period, and each such Streamline Period shall commence on the first day of the monthly period following the date Bank determines, in its reasonable discretion, that the Asset-Based Threshold has been achieved.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Advance” is defined in Section 2.5(a) of this Agreement.

“Term Loan Maturity Date” is October 1, 2023.

“Termination Fee” is defined in Section 2.8(c).

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transition Period” is the period of time commencing on the Effective Date, and continuing through the earlier to occur of (i) April 23, 2019 or (ii) an Event of Default.

“Transfer” is defined in Section 7.1.

“U.S. Lender” is defined in Section 2.10(b).

“Waived Fees” is defined in Section 2.11.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

IRHYTHM TECHNOLOGIES, INC.

By:	/s/ Matthew C. Garrett
Matthew C. Garrett
Chief Financial Officer

BANK:

SILICON VALLEY BANK

By:	/s/ Shawn Parry
Shawn Parry
Director

EXHIBIT A - COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) more than sixty-five percent (65.0%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower in any Foreign Subsidiary or Foreign Subsidiary Holdco which shares entitle the holder thereof to vote for directors or any other matter; (b) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); (c) equipment (and any accessions, attachments, replacements or improvements thereon) that is subject to a lien securing the financing of the purchase of such equipment (and any accessions, attachments, replacements or improvements thereon), provided, that, upon the release of any such lien, such equipment (and any accessions, attachments, replacements or improvements thereon) shall be deemed to be Collateral hereunder and shall be subject to the security interest granted herein, or (d) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property.  If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.

Exhibit 10.1

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:SILICON VALLEY BANKDate:

FROM:  IRHYTHM TECHNOLOGIES, INC.

The undersigned authorized officer of IRHYTHM TECHNOLOGIES, INC. (“Borrower”) certifies that under the terms and conditions of the Third Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except, in each case, as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.  Attached are the required documents supporting the certification.  The undersigned certifies that the attached financial statements are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except in the case of unaudited financial statements, for the absence of footnotes and subject to year-end adjustments.  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Quarterly financial statements	quarterly within the later of (x) 45 days and (y) 5 Business Days after filing with the SEC	Yes No
Compliance Certificate	within five (5) Business Days after delivery of Quarterly Financial Statements and Annual Financial Statements	Yes No
Annual financial statements (CPA Audited)	FYE within the later of (x) 65 days and (y) 5 Business Days after filing with the SEC	Yes No
10-Q, 10-K and 8-K	Within 5 Business Days after filing with SEC	Yes No
A/R & A/P Agings	Quarterly within 45 days of quarter-end	Yes No

Borrowing Base Reports

Quarterly within 45 days (when in Streamline and no Revolving Line Advances are outstanding) /

within seven (7) days after the end

of each month when (A) a Streamline Period has not been in effect at any time during such month, or (B) Advances are outstanding at any time or an Advance request has been made during the period commencing on the first day of such month through and including the date

that is seven (7) days after the last day

of such month;

Yes No
Board approved projections	FYE within 30 days and as amended/updated	Yes No

Financial Covenant	Required	Actual	Complies

Maintain (one or both of the below) as indicated:
Liquidity Ratio (at all times, tested quarterly)	> 1.25:1.0	_____:1.0	Yes No
Adjusted EBITDA (at all times, tested quarterly for each six-month period)	>$7,000,000.00	$__________	Yes No

Streamline Period	Required	Actual	Eligible
Maintain:
Asset-Based Threshold (at all times)	> $50,000,000.00	$__________	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

IRHYTHM TECHNOLOGIES, INC. By: Name: Title:

BANK USE ONLY

Received by: _____________________

authorized signer

Date: _________________________

Verified: ________________________

authorized signer

Date: _________________________

Compliance Status:Yes     No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall govern.

Dated:____________________

Required:Maintain one or both (it being understood and agreed that the failure to maintain both of the following will not be an Event of Default hereunder) of the following:

I.Liquidity Ratio.  Maintain at all times, to be reported as of the last day of each fiscal quarter, a Liquidity Ratio of equal to or greater than 1.25 to 1.00.

II.Adjusted EBITDA.  Achieve, measured as of the last day of each fiscal quarter calculated on a trailing six (6) month basis, Adjusted EBITDA of at least Seven Million Dollars ($7,000,000.00).

I. Liquidity Ratio (Section 6.9(a)): Maintain at all times, to be reported as of the last day of each fiscal quarter a Liquidity Ratio of equal to or greater than 1.25 to 1.00.

Actual:

A.	Unrestricted and unencumbered cash (subject only to Liens in favor of Bank) and Cash Equivalents at Bank or its Affiliates	$
B.	Availability Amount	$
C	Sum of line A and line B	$
D.	Outstanding principal amount of the Term Loan Advance	$
E.	Line C divided by line D	____:1:00

Is line E equal to or greater than 1.25:1:00?

  No  Yes

II.Minimum Adjusted EBITDA: Achieve, measured as of the last day of each fiscal quarter calculated on a trailing six (6) month basis, Adjusted EBITDA of at least Seven Million Dollars ($7,000,000.00).

A.	Net Income	$
B.	To the extent deducted in the calculation of Net Income
	1. Interest Expense	$______
	2.Depreciation expense	$
	3.Amortization expense	$
	4. Income tax expense	$_______
	5. Non-cash stock compensation expense	$_______

	6.The sum of lines 1 through 5	$
C.	Line A, plus line B.6	$
D.	Unfunded capital expenditures	$
E.	Line C minus Line D

Is line E equal to or greater than $7,000,000.00?

  No  Yes

III.Is the answer to either I (Liquidity Ratio) or II (Minimum Adjusted EBITDA), yes?

  No, not in compliance  Yes, in compliance

EXHIBIT C

LOAN PAYMENT/ADVANCE REQUEST FORM

Deadline for same day processing is Noon Pacific Time

Fax To:  Date: _____________________

Loan Payment:

IRHYTHM TECHNOLOGIES, INC.

From Account #________________________________To Account #__________________________________________

(Deposit Account #)(Loan Account #)

Principal $____________________________________and/or Interest $________________________________________

Authorized Signature:Phone Number:

Print Name/Title:

Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #________________________________To Account #__________________________________________

(Loan Account #)(Deposit Account #)

Amount of Term Loan Advance $___________________________

All Borrower’s representations and warranties in the Third Amended and Restated Loan and Security Agreement are true and  correct in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date:

Authorized Signature:Phone Number:

Print Name/Title:

Outgoing Wire Request:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is noon, Pacific Time

Beneficiary Name: _____________________________Amount of Wire: $

Beneficiary Bank: ______________________________Account Number:

City and State:

Beneficiary Bank Transit (ABA) #: Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)

Intermediary Bank: Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #: